As filed with the Securities and Exchange Commission on August 13, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Chaparral Energy, Inc. (Exact name of registrant as specified in its charter)

Delaware	73-1590941
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, Oklahoma (405) 478-8770
(Address of Principal Executive Offices, including zip code and telephone number)

701 Cedar Lake Boulevard
Oklahoma City, Oklahoma 73114
(405) 478-8770
(Address of Principal Executive Offices, including zip code and telephone number)
_________________
Chaparral Energy, Inc. 2019 Long-Term Incentive Plan
(Full title of the plan)
K. Earl Reynolds
701 Cedar Lake Boulevard
Oklahoma City, Oklahoma 73114
(405) 478-8770
(Name, address and telephone number, including area code, of agent for service)
_________________
Copy to:
Wesley P. Williams
Jessica W. Hammons
Thompson & Knight LLP
One Arts Plaza
1722 Routh Street, Suite 1500
Dallas, Texas 75201
(214) 969-1700
_________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer			☐
Smaller reporting company			☐
Emerging growth company			☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐
_________________
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.01 per share, under the Chaparral Energy, Inc. 2019 Long-Term Incentive Plan	3,529,600 shares (4)	$2.05	$7,235,680	$877.00

(1)
This Form S-8 Registration Statement (the “Registration Statement”) registers 3,529,600 shares of Class A common stock, par value $0.01 per share (the “Common Stock”), of the Registrant (as defined below) that may be delivered with respect to awards under the Chaparral Energy, Inc. 2019 Long-Term Incentive Plan (the “Plan”), which shares consist of shares of Common Stock reserved and available for delivery with respect to awards under the Plan and shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the adjustment provisions of the Chaparral Energy, Inc. 2019 Long-Term Incentive Plan, including stock splits, stock dividends or similar transactions.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on the average of the high and low prices per share of the Common Stock on August 12, 2019 as reported on The New York Stock Exchange.

(4)
Of this amount, 3,500,000 shares represent new shares of Common Stock available for grant and 29,600 shares represent a good faith estimate of shares of Common Stock subject to outstanding awards under the Chaparral Energy, Inc. Management Incentive Plan, adopted effective August 16, 2017 (the “MIP”) and covered by Registration Statement on Form S-8 (333-219976), which may become available for issuance under the Plan as a result of such outstanding awards being forfeited or otherwise canceled pursuant to the terms of the MIP.

EXPLANATORY NOTE

This Registration Statement is being filed by Chaparral Energy, Inc., a Delaware corporation (the “Company” or the “Registrant”), for the purpose of registering 3,529,600 shares of Common Stock, for issuance under the terms of the Plan, which consists of 3,500,000 new shares of Common Stock available for grant under the Plan and a good faith estimate of 29,600 shares of Common Stock subject to outstanding awards under the MIP which may become available for issuance under the Plan as a result of such outstanding awards being forfeited or otherwise canceled pursuant to the terms of the MIP. The Board of Directors of the Company recommended for approval and, on June 28, 2019, the stockholders of the Company approved, the Plan to succeed the MIP. The Plan became effective on June 28, 2019 and replaced the MIP. No further awards will be granted under the MIP.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Company will provide free of charge all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Company has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Company incorporates by reference the documents or portions of documents listed below that were filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that any information contained in such filings is deemed “furnished” and not “filed” in accordance with the rules of the Commission:

•
the description of the Company’s Class A common stock, par value $0.01 per share, set forth under the caption “Description of Registrant’s Securities to be Registered” in the Company’s registration statement on Form 8-A filed with the Commission on July 23, 2018, including all amendments and reports filed for the purpose of updating, changing or otherwise modifying such descriptions;

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed on March 14, 2019, as amended by the Company’s Amendment No. 1 on Form 10-K/A filed on April 29, 2019;

•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019, as filed on May 9, 2019, and August 8, 2019, respectively; and

•	the Company’s Current Reports on Form 8-K and Form 8-K/A, filed on February 15, 2019, March 14, 2019, April 15, 2019, April 23, 2019, July 2, 2019, July 15, 2019 and July 26, 2019.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.
Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
The Registrant’s third amended and restated bylaws provide that the Registrant will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated certificate of incorporation further provide for the advancement of expenses to each of its officers and directors.
The Registrant’s third amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.
The Registrant also maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL or the provisions of the Registrant’s third amended and restated certificate of incorporation.
The Registrant has also entered into indemnification agreements with each of the Registrant’s directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and by the Registrant’s third amended and restated certificate of incorporation or amended and restated bylaws.
The Plan provides that the committee of the Board that administers the plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant or any of its subsidiaries, the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan or grant of awards thereunder. Members of the committee and any officer or employee of the Registrant or any of its subsidiaries acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Description

4.1	Third Amended and Restated Certificate of Incorporation of Chaparral Energy, Inc. (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.2	Certificate of Retirement of 7,869,929 shares of Class B Common Stock (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on December 19, 2018).

4.3	Amended and Restated Bylaws of Chaparral Energy, Inc. (Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.4
Registration Rights Agreement, dated as of March 21, 2017, by and among Chaparral Energy, Inc. and the Stockholders named therein (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.5
Stockholders Agreement, dated as of March 21, 2017, by and among Chaparral Energy, Inc. and the Stockholders named therein (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.6
First Amendment to Stockholders Agreement, dated as of March 6, 2018, by and among Chaparral Energy, Inc. and the Stockholders named therein (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on March 9, 2018).

5.1	Opinion of Thompson & Knight LLP regarding the validity of the securities being registered (filed herewith).

23.1	Consent of Thompson & Knight LLP (contained in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP (filed herewith).

23.3	Consent of Cawley, Gillespie & Associates, Inc. (filed herewith).

23.4	Consent of Ryder Scott Company, L.P. (filed herewith).

24.1	Powers of Attorney (included on signature pages of this Registration Statement).

99.1	Chaparral Energy, Inc. 2019 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on July 2, 2019).

99.2	Form of LTIP One Year Time Vesting Restricted Stock Unit Award Agreement (filed herewith).

99.3	Form of LTIP Three Year Time Vesting Restricted Stock Unit Award Agreement (filed herewith).

99.4	Form of LTIP Time Performance Vesting Restricted Stock Award Agreement (filed herewith).

Item 9. Undertakings.
(a)The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, State of Oklahoma, on August 13, 2019.

CHAPARRAL ENERGY, INC.

By:	/s/ K. Earl Reynolds
Name:	K. Earl Reynolds
Title:	Title: Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below appoints K. Earl Reynolds, Scott Pittman and Justin Byrne, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on August 13, 2019.

Signature	Title

/s/ K. Earl Reynolds	Chief Executive Officer and Director
K. Earl Reynolds	(Principal Executive Officer)

/s/ Scott Pittman	Chief Financial Officer and Senior Vice President
Scott Pittman	(Principal Financial Officer and Principal Accounting Officer)

/s/ Douglas E. Brooks	Director
Douglas E. Brooks

/s/ Matthew D. Cabell	Director
Matthew D. Cabell

/s/ Samuel Langford	Director
Samuel Langford

/s/ Kenneth W. Moore	Director
Kenneth W. Moore

/s/ Marcus Rowland	Director
Marcus Rowland

/s/ Gysle Shellum	Director
Gysle Shellum